Exhibit 3.1 (xvi)

THE COMPANIES ACTS 1985 TO 1989

A PRIVATE COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

COTT RETAIL BRANDS LIMITED*

1	The Company’s name is COTT RETAIL BRANDS LIMITED.

2	The Company’s Registered Office is to be situated in England.

3	“The Company’s objects are:

3.1

3.1.1	To carry on all or any of the businesses of a holding company and to co-ordinate all or any part of the businesses and operations of any and all companies, firms and businesses controlled directly or indirectly by the Company or in which the Company is interested, whether as a shareholder or otherwise and whether directly or indirectly, and to acquire by purchase, lease, concession, grant, licence or otherwise such businesses, options, rights, privileges, lands, buildings, leases, underleases, stocks, shares, debentures, debenture stock, bonds, obligations, securities, reversionary interests, annuities, policies of assurance and other property and rights and interests in property as the Company shall deem fit and generally to hold, manage, develop, lease, sell or dispose of the same; and to vary any of the investments of the Company, to act as trustees of any deeds constituting or securing any debentures, debenture stock or other securities or obligations; to enter into, assist, or participate in financial, commercial, mercantile, industrial and other transactions, undertakings and businesses of every description, and to establish, carry on, develop and extend the same or sell, dispose of or otherwise turn the same to account, to act as company secretary alone or jointly with any other person or persons for any company or companies incorporated in any part of the world, as secretary of any association or associations whether incorporated or not in any part of the world and as agent or overseas company agent for any other body incorporated in any part of the world, and to provide administrative, legal, technical and financial services of every description to other companies, firms, or persons, to act as business and office managers and to carry on all or any of the businesses of capitalists, trustees, financiers, financial agents, company promoters, bill discounters, insurance

*	The name of the Company was changed from Teenjay Limited by a Certificate of Incorporation on Change of Name dated 24 December 1993.
**	Altered by Special Resolution passed on 28 April 1997.

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brokers and agents, mortgage brokers, rent and debt collectors, stock and share brokers and dealers and commission and general agents, merchants and traders; and to manufacture, buy, sell, maintain, repair and deal in plant, machinery, tools, articles and things of all kinds capable of being used for the purposes of the above-mentioned businesses or any of them, or likely to be required by customers of or persons having dealings with the Company.

3.1.2	To carry on business as a general commercial company.

3.2	To carry on any other business which, in the opinion of the Company, may be capable of being conveniently or profitably carried on in conjunction with or subsidiary to any other business of the Company and is calculated to enhance the value of the Company’s property.

3.3	To guarantee or give security for the payment or performance of any contracts, debts, or obligations of any person, company or firm, for any purpose whatsoever, and to act as agents for the collection, receipt or payment of money and generally to give any guarantee, security or indemnity.

3.4	To take on lease, purchase or in exchange, hire or otherwise acquire and hold for any interest or estate any buildings, lands, easements, privileges, rights, concessions, patent rights, patents, secret processes, licences, machinery, plant, stock-in-trade, and any real or personal property of any kind convenient or necessary for the purpose of or in connection with the Company’s business or any department or branch thereof.

3.5	To apply for, purchase or otherwise acquire and held any patents, licences, concessions, brevets d’invention, copyrights and the like, conferring any right to use or publish any secret or other information and to use, develop, exercise, or grant licences in respect of the property, rights and information so acquired.

3.6	To erect, build, construct, or reconstruct, lay down, alter, enlarge and maintain any factories, buildings, works, shops, stores, plant and machinery necessary or convenient for the Company’s business and to contribute to or subsidise the construction, erection and maintenance of any of the aforesaid.

3.7	To subscribe for, take, purchase or otherwise acquire and hold, sell, deal with or dispose of any share, stocks, debentures, debenture stocks, bonds, obligations and securities, guaranteed by any company constituted or carrying on business in any part of the world and debentures, debenture stocks, bonds, obligations and securities guaranteed by any Government or Authority, Municipal, Parochial, Local or otherwise, within and without the United Kingdom and to subscribe for the same either conditionally or otherwise and to guarantee the subscription thereof and to enforce and exercise all rights and powers conferred by the ownership thereof.

3.8	To promote by way of advertising the products and services of the Company in any manner and to reward customers or potential customers and to promote and take part in any scheme likely to benefit the Company.

3.9	To borrow or raise money and secure or discharge any debt or obligation of or binding on the Company in such manner as may be thought fit and in particular by mortgages of or charges upon the undertaking and all or any of the real or heritable and personal or moveable property (present or future) and the uncalled capital for the time being of the Company or by the creation and issue of debenture stocks, debentures or other obligations or securities of any description.

3.10

To support, guarantee and/or secure either with or without consideration the payment of any debenture stocks, debentures, dividends, shares or moneys or the performance of engagements or contracts of any other company or person and in particular (but without prejudice to the generality of the foregoing) of any Company which is, for the time being, the Company’s holding

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company as defined by Section 736 of the Companies Act, 1985 or another subsidiary, as defined by the said section, of the Company’s holding company or otherwise associated with the Company in business and to give indemnities and guarantees of all kinds and by way of security as aforesaid either with or without consideration to mortgage and charge the undertaking and all or any of the real and personal property and assets present or future, to issue debentures and debenture stock and collaterally or further to secure any securities of the Company by a Trust Deed or other assurance and to enter into partnership or any joint purse arrangement with any person, persons, firm or company.

3.11	To make advances to customers and others with or without security, and upon such terms as the Company may approve, and to guarantee the dividends, interest and capital of the stocks, shares or securities of any company of or in which the Company is a member or is otherwise interested.

3.12	To take part in the management, formation, control or supervision of the business or operation of any company or undertaking and for that purpose to appoint and remunerate any directors, experts or agents.

3.13	To employ experts to examine and investigate into the character, prospects, value, condition and circumstances of any undertakings and business concerns and generally of any property, assets or rights.

3.14	To draw, make, accept, endorse, negotiate, discount and execute promissory notes, bills of exchange and other negotiable instruments; to receive money on deposit or loan upon such terms as the Company may approve, and generally to act as bankers for customers and others.

3.15	To promote or establish or concur in promoting or establishing any other company whose objects shall include the taking over of or the acquisition of all or any of the assets or liabilities of this Company or the promotion of which shall be in any manner calculated to advance directly or indirectly the objects or interests of this Company and to hold, acquire, dispose of stocks, shares or securities issued by or any other obligations of any such company.

3.16	To deal with and invest the moneys of the Company not immediately required for the purpose of the business of the Company in or upon such investments and in such manner as the Company may approve.

3.17	To accept payment for any rights or property sold or otherwise disposed of or dealt with by the Company, either in cash, by instalments or otherwise, or in partly or fully paid-up shares or stock of any corporation or company, with or without deferred or preferred or special rights or restrictions in respect of repayment of capital, dividend, voting or otherwise, or in mortgages or debentures or other securities of any corporation or company or partly in one mode and partly in another, and generally on such terms as the Company may determine and to hold, dispose of or otherwise deal with any stock, shares or securities so acquired.

3.18	To enter into any partnership or amalgamate with or enter into any arrangement for sharing profits, interests, or co-operative or enter into co-operation with any company, person or firm carrying on or proposing to carry on any business within the objects of this Company or which is capable of being carried on so as to benefit this Company, whether directly or indirectly and to acquire and hold, deal with, sell or dispose of any stock, shares or securities of or other interests in any such company, and to guarantee the contracts or liabilities of, otherwise assist or subsidise, any such company.

3.19	To pay for any right or property acquired by the Company either in cash or partly or fully paid-up shares with or without deferred or preferred or special rights or restrictions in respect of repayment of capital, dividend, voting or otherwise, or by any securities which the Company has power to issue, and generally on such terms and conditions as the Company may determine.

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3.20	To develop, improve, manage, sell, turn to account, let on rent, royalty, exchange, share of profits or otherwise, grant easements, licences and other rights in or over, and in any other manner dispose of or deal with the undertaking and all or any of the assets and property for the time being of the Company for such consideration as the Company may think fit.

3.21	To acquire, purchase, take over and undertake part or all of the business, property, assets, liabilities and engagements of any firm, person or company carrying on any business the carrying on of which is calculated to benefit this Company or to advance its interests generally.

3.22	To aid in the support and establishment of any educational, scientific, religious or charitable institutions or trade associations or societies, whether such associations, societies or institutions be solely connected with the business carried on by the Company or its predecessors in business or not, and to maintain and institute any club, society or other organisation.

3.23	To grant pensions, gratuities, allowances and bonuses to employees or ex-employees, officers or ex-officers of the Company or its predecessors in business or the dependants of such persons and to maintain and establish or concur in maintaining funds, trusts or schemes, (whether contributory or non-contributory) with a view to providing pensions or other funds for any such persons or their dependants as aforesaid.

3.24	To distribute in specie any of the shares, debentures or securities of the Company or any proceeds of sale or disposal of any property of the Company between the members of the Company in accordance with the rights, but so that no distribution amounting to a reduction of capital be made except with the sanction of any) for the time being required by law.

3.25	To do all or any of the above things in any part of the world either alone as principals, or as agents, trustees, sub-contractors or otherwise.

3.26	To do all such other things as may be deemed incidental or conducive to the attainment of the above objects or any of them.

3.27	It is hereby declared that the objects of the Company as specified in each of the foregoing sub-clauses of this Clause shall be separate and distinct objects of the Company and shall not in any way be limited by reference to any other sub-clauses or the order in which the same occur. The widest interpretation shall be given to the objects contained in each sub-clause of this Clause and shall not save where the context expressly so requires be in any way restricted or limited by inference from or reference to any other object or objects set forth in such sub-clause or from the terms of any other sub-clause. None of such sub-clause or the objects mentioned therein or the powers thereby conferred shall be deemed ancillary to or subsidiary to the powers or objects specified in any other sub-clause.

3.28	The liability of the members is limited.

3.29	***The share capital of the Company if £1,000 divided into 1,000 shares of £1 each.

***	Increased to £100,000,000 divided into 100,000,000 Ordinary Shares of £1 each by ordinary resolution passed on 20 December 1995.

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We, the subscribers to this Memorandum of Association, wish to be formed into a Company pursuant to this Memorandum; and we agree to take the number of Shares shown opposite our respective names.

NAME AND ADDRESSES OF SUBSCRIBERS	Number of Shares taken by each Subscriber
Kevin Thomas Brown	One
2 Tredegar Terrace
London E3 5AH

Chartered Accountant

Debbie Moore	One
71 Pitcairn House
London E9 6PU

Secretary

DATED the 1st day of October 1993

WITNESS to the above Signature:

Colette Balley

123 City Road

London EC1V1JB

Secretary

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The Companies Act 1985

Company Limited by Shares

Articles of Association

of

Cott Retail Brands Limited

Adopted by Special Resolution passed on 28 April 1997

Preliminary

1	The regulations contained in Table A in The Companies (Tables A to F) Regulations 1985 (as amended so as to affect companies first registered on the date of adoption of these Articles) shall, except as hereinafter provided and so far as not inconsistent with the provisions of these Articles, apply to the Company to the exclusion of all other regulations or Articles of Association. References herein to regulations are to regulations in the said Table A unless otherwise stated.

Share Capital

2	The share capital of the Company at the date of adoption of these Articles is £100,000,000 divided into 100,000,000 Ordinary Shares of £1 each.

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3.1	Subject to Section 80 of the Act, all unissued shares shall be at the disposal of the Directors and they may allot, grant options over or otherwise dispose of them to such persons, at such times, and on such terms as they think proper.

3.2

3.2.1	Pursuant to and in accordance with Section 80 of the Act the Directors shall be generally and unconditionally authorised to exercise during the period of five years from the date of adoption of these Articles all the powers of the Company to allot relevant securities up to an aggregate nominal amount of £70,031,449;

3.2.2	by such authority the Directors may make offers or agreements which would or might require the allotment of relevant securities after the expiry of such period.

3.3	Section 89(1) of the Act shall not apply to the allotment by the Company of equity securities.

3.4	Words and expressions defined in or for the purposes of the said Section 80 or the said Section 89 shall bear the same meanings in this Article.

Proceedings at General Meetings

4	In the case of a corporation a resolution in writing may be signed on its behalf by a Director or the Secretary thereof or by its duly appointed attorney or duly authorised representative. Regulation 53 shall be extended accordingly. Regulation 53 (as so extended) shall apply mutatis mutandis to resolutions in writing of any class of members of the Company.

Votes of Members

5	An instrument appointing a proxy (and, where it is signed on behalf of the appointor by an attorney, the letter or power of attorney or a duly certified copy thereof) must either be delivered at such place or one of such places (if any) as may be specified for that purpose in or by way of note to the notice convening the meeting (or, if no place is so specified, at the registered office) before the time appointed for holding the meeting or adjourned meeting or (in the case of a poll taken otherwise than at or on the same day as the meeting or adjourned meeting) for the taking of the poll at which it is to be used or be delivered to the Secretary (or the chairman of the meeting) on the day and at the place of, but in any event before the time appointed for holding, the meeting or adjourned meeting or poll. The instrument may be in the form of a facsimile or other machine made copy and shall, unless the contrary is stated thereon, be valid as well for any adjournment of the meeting as for the meeting to which it relates. An instrument of proxy relating to more than one meeting (including any adjournment thereof) having once been so delivered for the purposes of any meeting shall not require again to be delivered for the purposes of any subsequent meeting to which it relates. Regulation 62 shall not apply.

6	At a general meeting, but subject to any rights or restrictions attached to any shares, on a show of hands every member present in person or by proxy (or being a corporation present by a duly authorised representative) shall have one vote, and on a poll every member who is present in person or by proxy shall have one vote for every share of which he is the holder. Regulation 54 shall not apply.

Number of Directors

7	The Directors shall not be less than one in number. Regulation 64 shall be modified accordingly.

Alternate Directors

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8.1	Any director (other than an alternate director) may by notice in writing to the Company appoint any other director, or any other person who is willing to act, to be an alternate director and remove from office an alternate director so appointed by him. Regulation 65 of Table A shall not apply.

8.2	An alternate Director shall be entitled to receive notices of meetings of the Directors and of any committee of the Directors of which his appointor is a member and shall be entitled to attend and vote as a Director and be counted in the quorum at any such meeting at which his appointor is not personally present and generally at such meeting to perform all functions of his appointor as a Director and for the purposes of the proceedings at such meeting the provisions of these Articles shall apply as if he were a Director. If he shall be himself a Director or shall attend any such meeting as an alternate for more than one Director, his voting rights shall be cumulative but he shall not be counted more than once for the purposes of the quorum. If his appointor is for the time being absent from the United Kingdom or temporarily unable to act through ill health or disability his signature to any resolution in writing of the Directors shall be as effective as the signature of his appointor. An alternate Director shall not (save as aforesaid) have power to act as a Director, nor shall he be deemed to be a Director for the purposes of these Articles, nor shall he be deemed to be the agent of his appointor. Regulations 66 and 69 shall not apply.

8.3	An alternate Director shall be entitled to contract and be interested in and benefit from contracts or arrangements or transactions and to be repaid expenses and to be indemnified to the same extent mutatis mutandis as if he were a Director but he shall not be entitled to receive from the Company in respect of his appointment as alternate Director any remuneration except only such part (if arty) of the remuneration otherwise payable to his appointor as such appointor may by notice in writing to the Company from time to time direct.

Delegation of Directors’ Powers

9	In addition to the powers to delegate contained in Regulation 72, the Directors may delegate any of their powers or discretions (including without prejudice to the generality of the foregoing all powers and discretions whose exercise involves or may involve the payment of remuneration to or the conferring of any other benefit on all or any of the Directors) to committees consisting of one or more Directors and (if thought fit) one or more other named person or persons to be co-opted as hereinafter provided. Insofar as any such power or discretion is delegated to a committee, any reference in these Articles to the exercise by the Directors of the power or discretion so delegated shall be read and construed as if it were a reference to the exercise thereof by such committee. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations which may from time to time be imposed by the Directors. Any such regulations may provide for or authorise the co-option to the committee of persons other than Directors and may provide for members who are not Directors to have voting rights as members of the committee but so that (a) the number of members who are not Directors shall be less than one-half of the total number of members of the committee and (b) no resolution of the committee shall be effective unless passed by a majority including at least one member of the committee who is a Director. Regulation 72 shall be modified accordingly.

Appointment and Retirement of Directors

10	The Directors shall not be subject to retirement by rotation. Regulations 73 to 75 and the second and third sentences of Regulation 79 shall not apply, and other references in the said Table A to retirement by rotation shall be disregarded.

Disqualification and Removal of Directors

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11.1	The office of a Director shall be vacated in any of the events specified in Regulation 81 and also if he shall in writing offer to resign and the Directors shall resolve to accept such offer or if he shall be removed from office by notice in writing signed by all his co-Directors (being at least two in number) but so that if he holds an appointment to an executive office which thereby automatically determines such removal shall be deemed an act of the Company and shall have effect without prejudice to any claim for damages for breach of any contract of service between him and the Company.

11.2	Any provision of the Act which, subject to the provisions of the articles, would have the effect of rendering any person ineligible for appointment or election as a Director or liable to vacate office as a Director on account of his having reached any specified age or of requiring special notice or any other special formality in connection with the appointment or election of any Director over a specified age, shall not apply to the Company.

Remuneration of Directors

12	Any Director who serves on any committee, or who otherwise performs services which in the opinion of the Directors are outside the scope of the ordinary duties of a Director, may be paid such extra remuneration by way of salary, commission or otherwise or may receive such other benefits as the Directors may determine. Regulation 82 shall be extended accordingly.

Proceedings of Directors

13	The Directors, and any committee of the Directors, shall be deemed to meet together if, being in separate locations, they are nonetheless linked by conference telephone or other communication equipment which allows those participating to hear and speak to each other, and a quorum in that event shell be two persons so linked. Such a meeting shall be deemed to take place where the largest group of those participating is assembled or, if there is no such group, where the chairman of the meeting then is.

14	On any matter in which a Director is in any way interested he may nevertheless vote and be taken into account for the purposes of a quorum and (save as otherwise agreed) may retain for his own absolute use and benefit all profits and advantages directly or indirectly accruing to him thereunder or in consequence thereof. Regulations 94 to 93 shall not apply.

15	Directors who are absent from the United Kingdom shall be entitled to the same notice of all meetings of the Directors as Directors not so absent and the third sentence of Regulation 88 shall not apply. If a Director who is absent from the United Kingdom does not advise the Company in writing of his overseas address, notice to his usual address in the United Kingdom shall be deemed sufficient notice for the purposes of this Article.

Notices

16	A member whose registered address is not within the United Kingdom shall be entitled to have notices sent to him as if he were a member with a registered address within the United Kingdom and the last sentence of Regulation 112 shall not apply.

Indemnity

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17.1	Subject to the provisions of and so far as may be consistent with the Act and all other laws and regulations applying to the Company, every Director, Secretary or other officer of the Company shall be Indemnified by the Company out of its own funds against and/or exempted by the Company from all costs, charges, losses, expenses and liabilities incurred by him in the actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office including (without prejudice to the generality of the foregoing) any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

17.2	Without prejudice to paragraph 17.1 of this Article the Directors shall have power to purchase and maintain insurance for or for the benefit of any persons who are or were at any time Directors, officers or employees of any Relevant Company (as defined in paragraph 17.3 of this Article) or who are or were at any time trustees of any pension fund or employees’ share scheme in which employees of any Relevant Company are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution and/or discharge of their duties and/or in the exercise or purported exercise of their powers and/or otherwise in relation to their duties, powers or offices in relation to any Relevant Company, or any such pension fund or employees’ share scheme.

17.3	For the purpose of paragraph 17.2 of this Article “Relevant Company” shall mean the Company, any holding company of the Company or any other body, whether or not incorporated, in which the Company or such holding company or any of the predecessors of the Company or of such holding company has or had any interest whether direct or indirect or which is in any way allied to or associated with the Company, or any subsidiary undertaking of the Company or of such other body.

Overriding Provisions

18	Any member holding, or any members together holding, shares carrying not less than 90 per cent of the votes which may for the time being be cast at a general meeting of the Company may at any time and from time to time:-

18.1	appoint any person to be a Director (whether to fill a vacancy or as an additional Director);

18.2	remove from office any Director howsoever appointed but so that if he holds an appointment to an executive office which thereby automatically determines such removal shall be deemed an act of the Company and shall have effect without prejudice to any claim for damages for breach of any contract of service between him and the Company;

18.3	by notice to the Company require that no unissued shares shall be issued or agreed to be issued or put under option without the consent of such member or members;

18.4	restrict any or all powers of the Directors in such respects and to such extent as such member or members may by notice to the Company from time to time prescribe.

Any such appointment, removal, consent or notice shall be in writing served on the Company and signed by the member or members. No person dealing with the Company shall be concerned to see or enquire as to whether the powers of the Directors have been in any way restricted hereunder or as to whether any requisite consent of such member or members has been obtained and no obligation incurred or security given or transaction effected by the Company to or with any third party shall be invalid or ineffectual unless the third party had at the time express notice that the incurring of such obligation or the giving of such security or the effecting of such transaction was in excess of the powers of the Directors.

To the extent of any inconsistency this Article shall have overriding effects as against all other provisions of these Articles.

THE COMPANIES ACT 1985

WRITTEN RESOLUTION OF THE SHAREHOLDERS OF

COTT RETAIL BRANDS LIMITED

(COMPANY NUMBER 2865761)

We, the undersigned, being all of the members of the Company entitled to attend and vote at any general meeting of the Company unanimously agree pursuant to s.381A of the Companies Act 1985 that the following resolutions be passed as written resolutions of the Company having effect as special resolutions and confirm that they shall be as valid and effective for all purposes as if the same had been passed at a general meeting of the Company duly convened and held:

SPECIAL RESOLUTIONS

THAT:

1	the Articles of Association of the Company be and are hereby amended by the Insertion of the following wording as Article 19:

“Notwithstanding anything contained in these Articles, whether expressly or impliedly contradictory to the provisions of this Special Article (to the effect that any provision contained in this Special Article shall override any other provision of these Articles)

19.1	The Directors shall not decline to register any transfer of shares, nor may they suspend registration thereof, where such transfer:

19.1.1	is to any bank, institution or other person to which such shares have been charged by way of security, or to any nominee of such a bank, institution or other person (or a person acting as agent or security trustee for such person) (a “Secured Institution”); or

19.1.2	is delivered to the Company for registration by a Secured Institution or its nominee in order to perfect its security over the shares; or

19.1.3	is executed by a Secured Institution or its nominee pursuant to a power of sale or other power existing under such security,

and the Directors shall forthwith register any such transfer of shares upon receipt and furthermore notwithstanding anything to the contrary contained in these Articles no transferor of any shares in the Company or proposed transferor of such shares to a Secured Institution or its nominee and no Secured Institution or its nominee shall (in either such case) be required to offer the shares which are or are to be the subject of any transfer as aforesaid to the shareholders for the time being of the Company or any of them and no such shareholder shall have any right under the Articles or otherwise howsoever to require such shares to be transferred to them whether for any valuable consideration or otherwise”.

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the terms and conditions (as the same may be amended, varied, supplemented or substituted from time to time) of each of the Documents (as defined below) which the Company is proposing to enter into in connection with a multi-currency revolving credit

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agreement (the “Credit Agreement”) to be entered into between, the Company’s Canadian ultimate parent company, Cott Corporation (the “Parent”), Cott Beverages Inc (the “US Borrower”), Cott Beverages Limited (the UK Borrower”), Cott Embotelladoras de Mexico, S.A. de C. V. (the “Mexican Borrower” and the Parent, the US Borrower, the UK Borrower and the Mexican Borrower are together the “Borrowers”) and Wachovia Bank, National Association as administrative agent and security trustee (the “Bank”) In the initial aggregate principal amount of US$100,000,000 with an option to increase the aggregate principal amount of the Facility by up to US$150,000,000 upon the terms and subject to the conditions detailed therein and which shall be used (i) to refinance certain existing indebtedness, (ii) for general corporate purposes, including, without limitation, working capital, capital expenditures, expenditures in the ordinary course of business and permitted acquisitions and investments and (iii) to pay fees and expenses related to the Facility, be and are hereby approved and (notwithstanding any provisions of the Memorandum and Articles of Association of the Company or any personal interest of any of the directors) the directors of the Company be and are hereby empowered, authorised and directed to complete and enter into each such document, being:

2.1	a debenture to be entered into by the Company in favour of the Bank (the “Debenture”); and

2.2	a New York law governed guaranty agreement to be entered into by, among others, the Company in favour of the Bank (“the Guaranty Agreement”).

(together the “Documents” and each a “Document”).

3	(i) the execution and delivery by the Company of the Documents, (ii) the performance by the Company of its obligations under the Documents and (iii) the transactions contemplated by the Documents be and are hereby approved.

For and on behalf of
BCB European Holdings

Dated: 30 March 2005

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